Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of the 14th day of July, 2017, by and between Akoustis Technologies, Inc., a Delaware corporation, with a business address of 9805 Northcross Center Court, Suite H, Huntersville, NC 28078 (together with any successor thereto, the “Company”), and John T. Kurtzweil, an individual with a residence address of 2230 Wheeler Road, Raleigh NC 27607 (the “Executive”).

INTRODUCTION

WHEREAS, the Company is in the business of designing, manufacturing, marketing, and selling acoustic wave filters for the wireless communications markets (the “Business”);

WHEREAS, the Company wishes to employ the Executive under the title and capacity set forth on Schedule A attached hereto and incorporated herein by reference; and

WHEREAS, the Executive desires to be employed by the Company in such capacity, subject to the terms of this Agreement;

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual promises herein below set forth, the parties hereby agree as follows:

1.                  Definitions

1.1               “2016 Plan” means the Akoustis Technologies, Inc. 2016 Stock Incentive Plan, or any successor stock plan, in each case as it may be amended and/or restated.

1.2               “Affiliate” means any Parent or Subsidiary of the Company, and also includes any other business entity which controls, is controlled by or is under common control with the Company; provided, however, that the term “Affiliate” shall be construed in a manner in accordance with the registration provisions of applicable federal securities laws if and to the extent required.

1.3	“Board” means the Board of Directors of the Company.

1.4	“Cause” means the occurrence of any of the following events:

(a)    any act or omission that constitutes a material breach by the Executive of any of the Executive’s obligations under this Agreement;

(b)    the failure or refusal of the Executive to satisfactorily perform the duties and responsibilities described herein;

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(c)    the Executive’s conviction of, or plea of nolo contendere to, (i) any felony or (ii) a crime involving dishonesty or moral turpitude or which could reflect negatively upon the Company or otherwise impair or impede its operations;

(d)    the Executive’s engaging in any misconduct, negligence, act of dishonesty (including, without limitation, theft or embezzlement), violence, threat of violence or any activity that could result in any violation of federal securities laws, in each case, that is injurious to the Company or any of its Affiliates;

(e)    the Executive’s breach of a written policy of the Company or the rules of any governmental or regulatory body applicable to the Company;

(f)     the Executive’s refusal to follow the directions of the Chief Executive Officer of the Company or the Board, unless such directions are, in the reasonable written opinion of legal counsel, illegal or in violation of applicable regulations;

(g)    any other misconduct by the Executive which is injurious to the financial condition or business reputation of the Company or any of its Affiliates;

(h)    the Executive’s breach of the Executive’s obligations under Sections 3, 7, 8 or 9 hereof;

(i)    the knowing misstatement by Executive of the financial records of the Company or its Subsidiaries or complicit actions in respect thereof;

(j)     Executive’s habitual drunkenness or substance abuse that interferes with his ability to discharge his duties, responsibilities, or obligations under this Agreement;

(k)    the Executive’s knowing failure to disclose material financial or other information to the Board; or

(l)     Executive’s engagement in conduct that results in Executive’s obligation to reimburse the Company for the amount of any bonus, incentive-based compensation, equity- based compensation, profits realized from the sale of the Company’s securities, or other compensation pursuant to application of the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other applicable laws, rules, or regulations

1.5               “Change of Control” shall (except as may be otherwise required, if at all, under Code Section 409A) be deemed to have occurred on the earliest of the following dates:

(a)    the date any entity or person shall have become the beneficial owner of, or shall have obtained voting control over, more than fifty percent (50%) of the total voting power of the Company’s then outstanding voting stock;

(b)    the date of the consummation of (A) a merger, recapitalization, consolidation or reorganization of the Company (or similar transaction involving the Company), in which the holders of the common stock of the Company immediately prior to the transaction have voting control over less than fifty-one percent (51%) of the voting securities of the surviving corporation immediately after such transaction, or (B) the sale or disposition of all or substantially all the assets of the Company; or

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(c)    the date there shall have been a change in a majority of the Board within a 12-month period unless the nomination for election by the Company’s stockholders or the appointment of each new member of the Board was approved by the vote of two-thirds of the members of the Board then still in office who were in office at the beginning of the 12-month period.

For the purposes of this Section 1.5, the term “person” shall mean any individual, corporation, partnership, group, association or other person, as such term is defined in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, other than the Company, a Subsidiary of the Company or any employee benefit plan(s) sponsored or maintained by the Company or any Subsidiary thereof, and the term “beneficial owner” shall have the meaning given the term in Rule 13d-3 under the Exchange Act.

For the avoidance of doubt, a transaction shall not constitute a “Change of Control” if its principal purpose is to change the state of the Company’s incorporation, create a holding company that would be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction or is another transaction of other similar effect.

Notwithstanding the preceding provisions of this Section 1.5, in the event that any equity incentive awards granted under the 2016 Plan are deemed to be deferred compensation subject to (and not exempt from) the provisions of Code Section 409A, then distributions related to such equity incentive awards to be made upon a Change of Control may be permitted, in the Board’s or the Compensation Committee’s discretion, upon the occurrence of one or more of the following events (as they are defined and interpreted under Code Section 409A): (A) a change in the ownership of the Company; (B) a change in effective control of the Company; or (C) a change in the ownership of a substantial portion of the assets of the Company.

1.6               “Code” means the Internal Revenue Code of 1986, as amended. Any reference herein to a specific Code section shall be deemed to include all related regulations or other guidance with respect to such Code section.

1.7               “Compensation Committee” means the Compensation Committee of the Board (or a subcommittee thereof), or such other committee of the Board which may be appointed to perform compensation-related duties of the Board. In the event that the Board elects to perform such duties, the term “Compensation Committee” also refers to the Board.

1.8               “Confidential Information” means any and all information (to the extent that such information is not publicly available) relating to (a) Customers and Suppliers (as hereinafter defined) of the Company or any of its Affiliates; (b) any Inventions and related Proprietary Rights (as hereinafter defined) of the Company or any of its Affiliates; (c) budgets, financial statements, projections and other financial information of the Company or any of its Affiliates; (d) marketing, engagement, retention and training for Customers, prospective and current employees and contractors of the Company or any of its Affiliates; (e) pricing, pricing strategies, budgets, financial statements, projections and other financial information of the Company or any of its Affiliates; (f) the skills and compensation of past or present officers, directors, and employees of the Company or any of its Affiliates, and other persons providing services to the Company or any of its Affiliates, and other personnel information; (g) research, development, current and proposed products, marketing, promotions, sales, and other business plans of the Company or any of its Affiliates; and (h) any other information regarding the Company or any of its Affiliates that is not generally known to the public.

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1.9               “Customer” means any natural person or business entity, or groups of natural persons or business entities that, within twelve (12) months preceding the termination of the Executive’s employment with the Company, purchased products or services from the Company or any of its Affiliates. “Customer” also includes prospective customers or groups of customers that the Company, or any of its Affiliates, has directly or indirectly targeted or intends to target, as evidenced by a business, marketing or sales plan, strategy or report known to the Executive within the twelve (12) months preceding the termination of the Executive’s employment with the Company for any reason.

1.10            “Disability” means (unless otherwise required under Code Section 409A) the Executive is unable to discharge the Executive’s duties to the Company for a period of ninety

(90) consecutive days, or one hundred twenty (120) days in any one hundred eighty (180) consecutive day period (unless longer periods are required under applicable local labor regulations). A determination of a Disability shall be made by a physician satisfactory to both the Executive and the Company; provided, however, that if the Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician and those two physicians together shall select a third physician, whose determination as to a Disability shall be binding on all parties. The Executive and the Company agree to each pay half of the costs of the physician(s) selected to provide the determination of Disability and/or to select the physician to provide such determination.

1.11	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.12            “Good Reason” means the occurrence of any of the following (without the Executive’s express written consent ); provided, however, that it is not “Good Reason” if any of the following actions are taken by the Company in conjunction with Cause:

(a)    the removal of the Executive from the Executive’s position as set forth on Schedule A and/or assignment to the Executive of duties that are significantly different from, and that result in a substantial diminution of, the duties that the Executive assumed on the Effective Date;

(b)    a reduction by the Company in the Executive’s then applicable Base Salary or other compensation of more than twenty percent (20%), unless said reduction is pari passu with other senior executives of the Company; the taking of any action by the Company that would, directly or indirectly, materially reduce the Executive’s Benefits (with materiality being agreed to be a more than twenty percent (20%) reduction of the costs of the Executive’s then current Benefits), unless said reductions are pari passu with other senior executives of the Company;

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(c)    a breach by the Company of any material term of this Agreement that is not cured by the Company within thirty (30) days following receipt by the Company of written notice thereof; or

(d)    the relocation by the Company of the Executive’s principal place of employment to a location outside of a 30 mile radius of 9805 Northcross Center Court, Suite H, Huntersville, NC 28078.

Notwithstanding the preceding, for any of the foregoing events to constitute Good Reason, the Executive must provide written notification of his intention to resign for Good Reason within 30 days after the Executive knows or has reason to know of the occurrence of any such event, and the Company shall have 30 days from the date of receipt of such notice to effect a cure of the condition constituting Good Reason, and, upon cure thereof by the Company, such event shall no longer constitute Good Reason.

1.13            “Inventions” means trade secrets, inventions, ideas, processes, formulas, software, source or object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques.

1.14            “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Code Section 424(e).

1.15            “Proprietary Rights” means all trade secret, patent, copyright and other intellectual property rights throughout the world.

1.16            “Restricted Period” means the period commencing on the Effective Date and ending one (1) year following the date of termination of the Executive’s employment with the Company.

1.17	“Securities Act” means the Securities Act of 1933, as amended.

1.18            “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Code Section 424(f).

1.19            “Supplier” means, as of the date of determination, any natural person or business entity, or groups of natural persons or business entities, with which the Company or any of its Affiliates has or has had an agreement (whether in writing or not) regarding the obligation of such person or entity to supply products or services to the Company or any of its Affiliates during the twelve (12) months prior to such date.

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1.20            “Territory” means (a) the United States of America; (b) any state in which the Company had any Customer during the twelve (12)-month period preceding the termination of the Executive’s employment with the Company for any reason; (c) any state in which the Executive performed services for the Company during the twelve (12)-month period preceding the termination of the Executive’s employment with the Company for any reason; or (d) the state of North Carolina.

2.	Employment Period and Place of Performance

2.1.       Employment Period. The term of the Executive’s employment by the Company pursuant to this Agreement (the “Employment Period”) shall commence upon the date hereof (the “Effective Date”) and shall continue through July 31, 2018. Thereafter, the Employment Period shall automatically renew for successive periods of one (1) year each, unless either party shall have given to the other written notice at least thirty (30) days prior to the end of the Employment Period or the then applicable renewal term, as the case may be, of the Executive’s or the Company’s intention not to renew the Employment Period, in which case the term “Employment Period” shall include any such renewal periods. The Employment Period may be sooner terminated by either party in accordance with the provisions of Section 6 below. For the avoidance of doubt, non-renewal of the Employment Period pursuant to this Agreement shall not, by itself, constitute Good Reason or termination of the Executive’s employment.

2.2       Place of Performance. The principal place of employment of Executive shall be at the Company’s headquarters in Huntersville, NC, provided that Executive may perform the Executive’s duties at any other location, where the Company now or hereafter has a business facility and at any other location where Executive’s presence is necessary to perform the Executive’s duties. The parties acknowledge that the Executive may be required to travel in connection with the performance of the Executive’s duties hereunder.

3.	Employment; Duties

3.1.    Position and Duties. Subject to the terms and conditions set forth herein, the Company hereby employs the Executive to act for the Company during the Employment Period in the capacity set forth on Schedule A hereto, and the Executive hereby accepts such employment. The duties and responsibilities of the Executive shall include such duties and responsibilities as are appropriate to such office and as are normally associated with and appropriate for such position and as the Company’s Chief Executive Officer and/or the Board may from time to time reasonably assign to the Executive, including, without limitation, the duties and responsibilities set forth on Schedule A hereto.

3.2.	Devotion of Time and Effort

(a)    Executive recognizes that during the period of Executive’s employment hereunder Executive owes an undivided duty of loyalty to the Company, and Executive shall use Executive’s good faith efforts and judgment in performing Executive’s duties required hereunder to promote and develop the Business of the Company and its Affiliates. Executive shall devote all of Executive’s business time, attention and skills to the performance of Executive’s services as an executive of the Company. Recognizing and acknowledging that it is essential for the protection and enhancement of the name and Business of the Company and the goodwill pertaining thereto, Executive shall perform the Executive’s duties under this Agreement professionally, in accordance with all material, applicable laws, rules and regulations and such reasonable standards, policies and procedures established by the Company and the industry from time to time.

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(b)    Notwithstanding the foregoing, the parties acknowledge that the Executive currently engages in the outside activities set forth on Schedule B hereto and agree that the Executive may continue to engage in such activities during the term of this Agreement; provided, however, that unless otherwise determined by the Board, the Executive’s participation in such activities shall be limited to the respective role(s) set forth on Schedule B. Executive acknowledges and agrees that during the term of the Agreement, he or she will not, without advance approval by the Board, expand his or her involvement in the activities listed on Schedule B or participate in additional outside activities, including, but not limited to, any of the following: (i) civic, community, or charitable board membership; (ii) serving as a director (or in a similar capacity) of other corporations (or other entities); or (iii) participating as an active investor in other companies and projects. Such approval shall be given or withheld at the sole discretion of the Board.

4.	Compensation

4.1.    Base Salary. The Executive shall be entitled to receive a salary from the Company during the Employment Period at a rate per year indicated on Schedule A hereto (the “Base Salary”) payable in U.S. dollars in bi-weekly installments in accordance with the Company’s customary payroll practices, and pro- rated for any partial year. The Base Salary may be increased or decreased at the Board’s sole discretion; provided, however, that any decrease must be communicated to the Executive reasonably in advance of the date by which notice must be given of intent not to renew the Executive’s employment.

4.2.	Annual Bonus.

(a)    For each fiscal year during the Employment Period and for any partial fiscal year at the commencement of the Employment Period, the Executive shall be eligible to receive an annual bonus (the “Annual Bonus”) as set forth in Schedule A hereto, payable no later than the 15th day of the third month following the end of the Executive’s taxable year in which the Executive’s right to the bonus vests or the 15th day of the third month following the end of the Company’s taxable year in which the Executive’s right to the bonus vests, or otherwise in a manner intended to be exempt from or in accordance with Code Section 409A.

(b)    The Executive shall be eligible to participate in any other bonus or incentive program established by the Company for other senior executives of the Company; provided, however, that the Compensation Committee and/or the Board shall have sole discretion to determine if, and the extent to which, any such bonuses or incentives have been earned.

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4.3.    Equity Incentive Awards. As soon as practicable during the Company’s next open trading windowafter the Effective Date, the Executive shall be entitled to receive the equity incentive awards under the 2016 Plan, as specified on Schedule A attached hereto. The Executive may be entitled to receive additional stock options, restricted stock awards or other equity incentive awards under the 2016 Plan if, as and when determined by the Compensation Committee or the Board. All awards granted to the Executive shall be of a type(s) determined by the Compensation Committee, e.g., restricted stock awards, options, other equity awards, or any combination of the foregoing, and shall be subject to such vesting, transfer, resale and other terms and conditions as may be established by the Compensation Committee and the terms of the 2016 Plan and the applicable award agreement(s) in form(s) established by the Compensation Committee. All awards granted to the Executive shall be further subject to the Company’s Insider Trading Policy, as it may be amended, any clawback/ recoupment policies and share ownership guidelines or similar policies adopted from time to time by the Company, and transaction reporting requirements under applicable securities laws.

5.	Benefits

5.1.    Benefit Plans. In addition to the other compensation payable to the Executive hereunder, and except as otherwise set forth herein, the Executive, during the Employment Period, shall be entitled to participate in all pension, profit sharing, retirement savings plan, 401K or other similar benefit, medical, disability and other employee benefit plans and programs generally provided by the Company to its senior executives from time to time hereafter, as the same may be adopted, amended and/or terminated from time to time in the sole discretion of the Company (the “Benefits”). The Executive shall be bound by all of the policies and procedures relating to Benefits established by the Company from time to time.

5.2.    Vacation; Personal Days. During the Employment Period, the Executive shall be entitled to an annual vacation of such duration as set forth in Schedule A. The Executive shall be entitled to paid personal days on a basis consistent with the Company’s other senior executives, as determined by the Board.

5.3.    Expense Reimbursement. The Company shall reimburse the Executive for all reasonable business, promotional, travel and entertainment expenses (“Reimbursable Expenses”) incurred or paid by the Executive during the Employment Period in the performance of Executive’s services under this Agreement on a basis consistent with the Company’s other senior executives, as determined by the Board, provided that the Executive furnishes to the Company appropriate documentation required by the Code and/or other taxing authorities in a timely fashion in connection with such expenses and shall furnish such other documentation and accounting as the Company may from time to time reasonably request. The amount of Reimbursable Expenses incurred in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year. Each category of reimbursement shall be paid as soon as administratively practicable, but in no event shall any such reimbursement be paid after the last day of the Executive’s taxable year following the taxable year in which the expense was incurred. No right to reimbursement is subject to liquidation or exchange for other benefits.

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6.	Termination

6.1.    Employment “At Will”; Termination. The Executive’s employment with the Company shall be entirely “at-will,” meaning that either the Executive or the Company may terminate such employment relationship by terminating this Agreement in writing delivered to the other party at any time for any reason or for no reason at all, subject, however, to the following. Subject to the terms of this Agreement, the Executive’s right to compensation for periods after the date the Executive’s employment with the Company terminates shall be determined in accordance with the provisions of paragraphs (a) through (e) below:

(a)                 Voluntary Resignation; Termination without Cause.

(i)                 Voluntary Resignation. The Executive may terminate the Executive’s employment at any time upon thirty (30) days prior written notice to the Company. In the event of the Executive’s voluntary termination of employment other than for Good Reason, the Company shall have no obligation to make payments to the Executive in accordance with the provisions of Sections 4.1 or 4.2 hereof, or, except as otherwise required by this Agreement or by applicable law, to provide the Benefits described in Section 5 hereof for periods after the date on which the Executive’s employment with the Company terminates due to the Executive’s voluntary resignation, except for (A) the payment of the Executive’s Base Salary accrued through the date of such resignation, such amount to be paid within 30 days following the date of the Executive’s termination of employment pursuant to the Company’s regular payroll practices and required withholdings, and (B) payment of the Executive’s Annual Bonus for the preceding year, if and to the extent earned pursuant to Section 4.2 and Schedule A and if not already paid. Any of the Executive’s unvested stock options, restricted stock awards or other equity awards granted by the Company to the Executive shall vest or be forfeited in accordance with (and otherwise shall be subject to) the terms of the applicable award agreement(s). The Executive shall have no further rights under this Agreement or otherwise to receive any other compensation or Benefits after such termination of employment.

(ii)               Termination without Cause. Subject to the terms of this Agreement (including the requirement to sign a waiver and release as described in Section 11.12), in the event of the termination of the Executive’s employment by the Company without Cause, the Company shall (w) continue to pay the Executive the Base Salary in bi-weekly installments (at the rate in effect on the date the Executive’s employment is terminated) as severance for a period equal to the number of months set forth on Schedule A hereto as the Severance Period, subject to the Company’s regular payroll practices and required withholdings, with such payments to commence on the first payroll date that occurs on or after the 30th day following the date of the Executive’s termination of employment, (x) pay the Executive’s Annual Bonus for the preceding year, if and to the extent earned pursuant to Section 4.2 and Schedule A and if not already paid, (y) pay any other compensation and Benefits accrued through the date of termination, and (z) reimburse the Executive for a period of one (1) year after the date of termination for the cost of committed living allowance expenses and any COBRA continuation of health coverage if the Executive elects such coverage, subject to the terms of Section 6(i). Any of the Executive’s unvested stock options, restricted stock awards or other equity awards granted by the Company to the Executive shall vest or be forfeited in accordance with (and otherwise shall be subject to) the terms of the applicable award agreement(s). The Executive shall have no further rights under this Agreement or otherwise to receive any other compensation or Benefits after such termination of employment.

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(b)                 Termination for Cause. Upon written notice to the Executive, the Company may terminate the Executive’s employment for Cause. In the event of the termination of the Executive’s employment by the Company for Cause, the Company shall have no obligation to make payments to Executive in accordance with the provisions of Sections 4.1 or 4.2 hereof, or, except as otherwise required by law, to provide the Benefits described in Section 5 hereof for periods after the Executive’s employment with the Company is terminated on account of the Executive’s discharge for Cause, except for the Executive’s then applicable Base Salary accrued through the date of such termination, such amount to be paid within 30 days following the date of the Executive’s termination of employment pursuant to the Company’s regular payroll practices and required withholdings. Any of the Executive’s unvested stock options, restricted stock awards or other equity awards granted by the Company to the Executive shall vest or be forfeited in accordance with (and otherwise shall be subject to) the terms of the applicable award agreement(s). The Executive shall have no further rights under this Agreement or otherwise to receive any other compensation or Benefits after such termination of employment.

(c)                 Disability. The Company shall have the right, but shall not be obligated, to terminate the Executive’s employment hereunder due to a Disability of the Executive. In the event of the termination of the Executive’s employment due to a Disability, the Company shall have no obligation to make payments to the Executive in accordance with the provisions of Sections 4.1 or 4.2 hereof, or, except as otherwise required by this Agreement or by applicable law, to provide the Benefits described in Section 5 hereof for periods after the date on which the Executive’s employment with the Company terminates due to a Disability, except for (i) the payment of the Executive’s then applicable Base Salary accrued through the date of such termination, such amount to be paid within 30 days following the date of the Executive’s termination of employment pursuant to the Company’s regular payroll practices and required withholdings, and (ii) payment of the Executive’s Annual Bonus for the preceding year, if and to the extent earned pursuant to Section 4.2 and Schedule A and if not already paid. Any of the Executive’s unvested stock options, restricted stock awards or other equity awards granted by the Company to the Executive shall vest or be forfeited in accordance with (and otherwise shall be subject to) the terms of the applicable award agreement(s). The Executive shall have no further rights under this Agreement or otherwise to receive any other compensation or Benefits after such termination of employment.

(d)                Death. If the Executive dies during the Employment Period, the Executive’s employment and this Agreement shall terminate on the date of the Executive’s death and the Company shall have no obligation to make payments to the Executive’s beneficiary (as indicated in writing by the Executive to the Company), or, if no such beneficiary has been designated, the Executive’s estate in accordance with the provisions of Sections 4.1 or 4.2 hereof, or, except as otherwise required by this Agreement or by applicable law, to provide the Benefits described in Section 5 hereof for periods after the date of death, except for (i) the payment of the Executive’s then applicable Base Salary accrued through the date of such termination, such amount to be paid within 30 days following the date of death pursuant to the Company’s regular payroll practices and required withholdings, (ii) payment of the Executive’s Annual Bonus for the preceding year, if and to the extent earned pursuant to Section 4.2 and Schedule A and if not already paid. Any of the Executive’s unvested stock options, restricted stock awards or other equity awards granted by the Company to the Executive shall vest or be forfeited in accordance with (and otherwise shall be subject to) the terms of the applicable award agreement(s). The Company shall have no obligation to make other payments to the Executive’s beneficiary or the Executive’s estate, as the case may be, except as otherwise required by law after the date of the Executive’s death. The Executive’s beneficiary or the Executive’s estate, as the case may be, shall have no further rights under this Agreement or otherwise to receive any other compensation or Benefits after such termination of employment.

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(e)                 Termination for Good Reason. Upon written notice to the Company as provided in this Agreement, the Executive may terminate this Agreement at any time for Good Reason. Subject to the terms of this Agreement (including the requirement to sign a waiver and release as described in Section 11.12), in the event of the termination of the Executive’s employment by the Executive for Good Reason, the Company shall, (w) continue to pay the Executive the Base Salary in bi-weekly installments (at the rate in effect on the date the Executive’s employment is terminated) as severance for the Severance Period, subject to the Company’s regular payroll practices and required withholdings, with such payments commencing on the first payroll date that occurs on or after the 30th day following the Executive’s termination of employment, (x) pay the Executive’s Annual Bonus for the preceding year, if and to the extent earned pursuant to Section 4.2 and Schedule A and if not already paid, pay any other compensation and Benefits accrued through the date of termination, and (z) reimburse the Executive for a period of one (1) year after the date of termination for the cost of committed living allowance expenses and any COBRA continuation of health coverage if the Executive elects such coverage, subject to the terms of Section 6(i). Any of the Executive’s unvested stock options, restricted stock awards or other equity awards granted by the Company to the Executive shall vest or be forfeited in accordance with (and otherwise shall be subject to) the terms of the applicable award agreement(s). The Executive shall have no further rights under this Agreement or otherwise to receive any other compensation or Benefits after such resignation.

(f)     Notice of Termination. Any termination of employment by the Company or the Executive shall be communicated by a written “Notice of Termination” to the other party hereto given in accordance with Section 11.4 of this Agreement. In the event of a termination by the Company for Cause or by the Executive for Good Reason, in addition to the notice requirements stated in Section 1.12 herein, the Notice of Termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) specify the date of termination. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

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(g)    Termination of Rights upon Breach; Recoupment. If, following a termination of employment by either party for any reason, it is conclusively determined by a court that the Executive has breached the provisions of Sections 7, 8 or 9 hereof, the Executive shall not be eligible, as of the date of such breach (as determined by the court), for the payments and Benefits described in this Section 6, and any and all obligations and agreements of the Company with respect to such payments shall thereupon cease, except as otherwise required by applicable law. In addition, if after the termination of the Executive the Company discovers facts and circumstances that would have justified a termination for Cause, the Company may: (i) retroactively deem the termination of the Executive to be for Cause; (ii) cease any remaining payments due to the Executive hereunder, except as otherwise required by applicable law; (iii) recoup or clawback any severance payments made hereunder; and (iv) take any actions allowed relating to any equity awards pursuant to the applicable award agreements and/or plans. The Executive agrees that the compensation and benefits provided by the Company under this Agreement or otherwise are subject to forfeiture, recoupment and/or clawback as provided in this Agreement or under any applicable Company clawback or recoupment policy that is generally applicable to the Company's executives, as may be in effect from time to time, or as required by law.

(h)    Resignation from Directorships and Officerships. The termination of the Executive’s employment for any reason shall constitute the Executive’s resignation from (i) any director, officer or employee position the Executive has with the Company or any of its Affiliates, and (ii) all fiduciary positions (including as a trustee) the Executive holds with respect to any employee benefit plans or trusts established by the Company. The Executive agrees that this Agreement shall serve as written notice of resignation in this circumstance, unless otherwise required by any plan or applicable law.

(i)     If under Sections 6(a)(ii) or 6(e) the Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse Executive for the monthly COBRA premium paid by Executive for himself and his dependents for continuation coverage under the Company’s group medical plan; provided, however, that if at any time during the Severance Period Executive becomes eligible to receive health insurance from a subsequent employer or is no longer eligible to receive COBRA continuation coverage under the Company’s group medical plan, the Company’s obligation to continue to reimburse Executive for his COBRA premium payments shall terminate immediately. Such reimbursement shall be paid to Executive on the 20th day of the month immediately following the month in which Executive timely remits the required COBRA premium payment.

7.                  Ownership of Work Products. The Executive acknowledges that all Inventions, innovations, patents, patent applications, improvements, know-how, Proprietary Rights (as defined below), plans, development, methods, designs, specifications, software, drawings, mask works, know-how, methods, analyses, research, reports and all similar or related property or information (whether or not patentable or reduced to practice) which relate to any of the Company’s actual or proposed business activities and which are created, designed or conceived, developed or made by the Executive during the Executive’s past or future employment with the Company (“Work Product”) belong to the Company or any of its Affiliates. Any copyrightable work falling within the definition of Work Product shall be deemed a “work made for hire” and ownership of all right, title and interest shall vest in the Company. The Executive hereby irrevocably assigns, transfers and conveys, to the fullest extent permitted by law, all right, title and interest in the Work Product, on a worldwide basis, to the Company to the extent ownership of any rights does not automatically vest in the Company under applicable law. The Executive shall promptly disclose any such Work Product to the Company and perform all actions requested by the Company (whether during or after the Executive’s employment) to establish and confirm ownership of such Work Product by the Company (including, without limitation, assignments, consents, powers of attorney and other instruments).

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8.	Restrictive Covenants

8.1               Confidentiality. The Executive understands that the Company and any of its Affiliates, from time to time, may impart Confidential Information to the Executive, whether such information is written, oral, electronic or graphic. The Executive hereby acknowledges the Company’s exclusive ownership of such Confidential Information. In exchange for good and valuable consideration, including the Executive’s employment hereunder and the Executive’s Base Salary, for the duration of the Executive’s employment and for all times thereafter, the Executive agrees that the Executive shall: (x) only use the Confidential Information in the performance of the Executive’s duties hereunder; (y) only communicate the Confidential Information to fellow employees, agents and representatives strictly on a need-to-know basis; and (z) not otherwise disclose or use any of the Confidential Information, except as may be required by law or otherwise authorized by the Board. Notwithstanding the foregoing, the Executive understands that: (i) nothing in this Agreement or other agreement prohibits the Executive from reporting possible violations of law or regulation to any federal, state, or local governmental agency or entity (the “Government Agencies”), or communicating with Government Agencies or otherwise participating in any investigation or proceeding that may be conducted by Government Agencies, including providing documents or other information; (ii) the Executive does not need the prior authorization of the Company to take any action described in clause (i) immediately above, and that the Executive is not required to notify the Company that the Executive has taken any action described in clause (i) immediately above; and (iii) this Agreement does not limit the Executive’s right to receive an award for providing information relating to a possible securities law violation to the U.S. Securities and Exchange Commission (the “SEC”). Further, the Executive understands that the Defend Trade Secrets Act of 2016 provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Upon demand by the Company or upon termination of the Executive’s employment, the Executive shall deliver to the Company all manuals, photographs, recordings and any other instrument or device by which, through which or on which Confidential Information has been recorded and/or preserved, and which are in the Executive’s possession, custody or control.

8.2               Non-Competition. During the Restricted Period, the Executive agrees that the Executive shall not anywhere in the Territory engage, or cause another to engage, directly or indirectly, as a principal, owner, shareholder, director, officer, manager, partner, member, agent, employer, employee, consultant or otherwise for any other person or entity in the Business in the provision of services the same or similar to those the Executive rendered on behalf of the Company during the twelve (12)-month period preceding the termination of the Executive’s employment with the Company for any reason.

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8.3               Non-Solicitation. During the Restricted Period, the Executive shall not (i) contact any Customer of the Company with whom the Executive had material contact or about whom the Executive gained Confidential Information during the twelve (12)-month period preceding the termination of the Executive’s employment with the Company for purposes of (A) soliciting such Customer’s business, except on behalf of the Company, or (B) persuading or attempting to persuade any such Customer to cease to do business, or to reduce the amount of business which such Customer has customarily done or is reasonably expected to do, with the Company, or (ii) employ or solicit the employment, cause another to employ or solicit the employment, of any person employed by the Company or that has been an employee of the Company at any time during the six (6) months preceding the termination of the Executive’s employment with the Company for any reason.

8.4               Injunctive Relief. The Executive recognizes and agrees that any violation of the Executive’s obligations under this Section shall cause irreparable harm to the Company and any of its Affiliates that would be difficult to quantify and for which money damages would be inadequate, and that the Company shall, in addition to any other claims or rights the Company may have at law or in equity, have the right to injunctive relief to prevent or restrain any such violation, without the necessity of posting a bond. The Restricted Period shall be extended by the duration of any violation by the Executive of any of the Executive’s obligations under this Section.

8.5               Modification. The Executive intends that the provisions of this Section be enforced as written. However, if any provision of this Agreement is determined to be unenforceable, in whole or in part, then the parties hereto agree to enter into an agreement to reform such provisions to set forth the maximum limitations permitted by applicable law. If any Court determines that any provision of this Section, or any part thereof, is unenforceable because of the duration or scope of such provision, such court shall have the power to modify such provision and, in its modified form, such provision shall then be enforceable.

8.6               Non-Disparagement. During the term of the Executive’s employment, and thereafter, neither the Executive, nor the Company shall make disparaging remarks, or any remarks that could reasonably be construed as disparaging, regarding the Executive, Company, its Subsidiaries or its other Affiliates, or its or their officers, directors, employees, stockholders, representatives or agents.

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9.	Representations and Warranties

9.1               Executive’s Representation. The Executive hereby represents and warrants to the Company, and the Executive acknowledges that the Company has relied on such representations and warranties in employing the Executive and entering into this Agreement, as follows:

(a)    the Executive has the legal capacity and right to execute and deliver this Agreement and to perform the Executive’s obligations contemplated hereby, and this Agreement has been duly executed by the Executive;

(b)    the execution, delivery and performance of this Agreement by the Executive does not and shall not, with or without notice or the passage of time, conflict with, breach, violate or cause a default under any agreement, contract or instrument in which the Executive is a party or any judgment, order, or decree in which Executive is subject;

(c)    the Executive is not a party to or bound by any employment agreement, consulting agreement, non-compete agreement, fee for services agreement or similar agreement with any other person;

(d)    upon the execution and delivery of this Agreement by the Company and the Executive, this Agreement shall be a legal, valid and binding obligation of the Executive, enforceable in accordance with its terms;

(e)    the Company has made no warranties or representations to the Executive with respect to the tax consequences (including, but not limited to, income tax consequences) related to the transactions contemplated by this Agreement, the Executive is in no manner relying on the Company or its representatives for an assessment of such tax consequences, the Executive has been advised that the Executive should consult with the Executive’s own attorney, accountant, and/or tax advisor regarding the decision to enter into this Agreement and the consequences thereof, and the Company has no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for the Executive;

(f)     the Executive hereby acknowledges and represents that the Executive has consulted with independent legal counsel regarding the Executive’s rights and obligations under the Agreement and that the Executive fully understands the terms and conditions contained herein; and

(g)    the Executive understands that the Company shall rely upon the accuracy and truth of the representations and warranties of the Executive set forth herein and the Executive consents to such reliance.

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10.	Public Company Obligations; Indemnification

10.1.   The Executive acknowledges that the Company is a public company with shares of common stock that have been registered under the Exchange Act, and that this Agreement shall be subject to the public filing requirements of the Exchange Act. In addition, both parties acknowledge that the Executive’s compensation and perquisites (each as determined by the rules of the SEC or any other regulatory body or exchange having jurisdiction) (which may include benefits or regular or occasional aid/assistance, such as recreation, club memberships, meals, education for the Executive’s family, vehicle, lodging or clothing, occasional bonuses or anything else the Executive receives, during the Employment Period and any renewals thereof, in cash or in kind) paid or payable or received or receivable under this Agreement or otherwise, and the Executive’s transactions and other dealings with the Company, shall be required to be publicly disclosed.

10.2.   The Executive acknowledges and agrees that the applicable insider trading rules, transaction reporting rules, limitations on disclosure of non-public information and other requirements set forth in the Securities Act, the Exchange Act and rules and regulations promulgated by the SEC may apply to this Agreement and the Executive’s employment with the Company.

10.3.   The Executive (on behalf of himself, as well as the Executive’s executors, heirs, administrators and assigns) absolutely and unconditionally agrees to indemnify and hold harmless the Company and all of its past, present and future affiliates, executors, heirs, administrators, shareholders, employees, officers, directors, attorneys, accountants, agents, representatives, predecessors, successors and assigns from any and all claims, debts, demands, accounts, judgments, causes of action, equitable relief, damages, costs, charges, complaints, obligations, controversies, actions, suits, proceedings, expenses, responsibilities and liabilities of every kind and character whatsoever (including, but not limited to, reasonable attorneys’ fees and costs) in the event of the Executive’s breach of any obligation of the Executive under the Securities Act, the Exchange Act, any rules promulgated by the SEC and any other applicable federal, state or foreign laws, rules, regulations or orders.

11.	General Provisions

11.1.   Governing Law/Jurisdiction. This Agreement and any disputes or controversies arising hereunder shall be construed and enforced in accordance with and governed by the internal laws of the State of North Carolina without regard to the conflicts of laws principles thereof.

11.2.   Arbitration. Any controversy or claim arising out of or relating to this Agreement, or that arises out of or that is based upon the employment relationship between the Company and the Executive (including any wage claim, any claim for wrongful termination, or any claim based upon any statute, regulation, or law, including those dealing with employment discrimination, sexual harassment, civil rights, age, or disabilities), including tort claims (except a tort that is a “compensable injury” under applicable workers’ compensation law), shall be settled by arbitration administered by the American Arbitration Association under its Employment Arbitration Rules and Mediation Procedures and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitration proceedings shall be conducted in Charlotte, North Carolina, unless the parties otherwise agree.

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11.3.   Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes and cancels any and all previous agreements, written and oral, regarding the subject matter hereof between the parties hereto. This Agreement shall not be changed, altered, modified or amended, except by a written agreement signed by both parties hereto.

11.4.   Notices. All notices, requests, demands and other communications called for or contemplated hereunder shall be in writing and shall be deemed to have been given when delivered to the party to whom addressed or when sent by telecopy (if promptly confirmed by registered or certified mail, return receipt requested, prepaid and addressed) to the parties, their successors in interest, or their assignees at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

(a)	to the Company at:

Akoustis Technologies, Inc.

9805 Northcross Center Court, Suite H

Huntersville, NC 28078

Attn: Jeffrey Shealy

Fax: (704) 897-5734

with a copy to:

Womble Carlyle Sandridge & Rice, LLP

301 S. College Street, Suite 3500

Charlotte, NC 28202

Attn: Anna Mills

Fax: (704) 338-7840

(b)	to the Executive as set forth on Schedule A hereto.

All such notices, requests and other communications shall (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided for in this Section, be deemed given upon facsimile confirmation, (iii) if delivered by mail in the manner described above to the address as provided for in this Section, be deemed given on the earlier of the third business day following mailing or upon receipt and (iv) if delivered by overnight courier to the address as provided in this Section, be deemed given on the earlier of the first business day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice is to be delivered pursuant to this Section). Either party may, by notice given to the other party in accordance with this Section, designate another address or person for receipt of notices hereunder.

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11.5.   Severability. If any term or provision of this Agreement, or the application thereof to any person or under any circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such terms to the persons or under circumstances other than those as to which it is invalid or unenforceable, shall be considered severable and shall not be affected thereby, and each term of this Agreement shall be valid and enforceable to the fullest extent permitted by law. The invalid or unenforceable provisions shall, to the extent permitted by law, be deemed amended and given such interpretation as to achieve the economic intent of this Agreement.

11.6.   Waiver. The failure of any party to insist in any one instance or more upon strict performance of any of the terms and conditions hereof, or to exercise any right or privilege herein conferred, shall not be construed as a waiver of such terms, conditions, rights or privileges, but same shall continue to remain in full force and effect. Any waiver by any party of any violation of, breach of or default under any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement.

11.7.   Successors and Assigns. This Agreement shall be binding upon the Company and any successors and assigns of the Company. Neither this Agreement nor any right or obligation hereunder may be assigned by the Executive. The Company may assign this Agreement and its right and obligations hereunder, in whole or in part.

11.8.   Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Additionally, a facsimile counterpart of this Agreement shall have the same effect as an originally executed counterpart.

11.9.   Headings. Headings in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

11.10.   Opportunity to Seek Advice. The Executive acknowledges and confirms that the Executive has had the opportunity to seek such legal, financial and other advice and representation as the Executive has deemed appropriate in connection with this Agreement, that the Executive is fully aware of its legal effect, and that Executive has entered into it freely based on the Executive’s judgment and not on any representations or promises other than those contained in this Agreement.

11.11.   Withholding and Payroll Practices. All salary, severance payments, bonuses or benefits payments made by the Company under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law and shall be paid in the ordinary course pursuant to the Company’s then existing payroll practices.

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11.12   Waiver and Release. The Executive acknowledges and agrees that the Company may at any time require, as a condition to receipt of benefits payable under this Agreement, including but in no way limited to the payment of termination benefits pursuant to Sections 6.1(a)(ii) and 6.1(e) herein, that the Executive (or a representative of his Estate) execute a waiver and release discharging the Company and its Subsidiaries, and their respective Affiliates, and its and their officers, directors, managers, employees, agents, and representatives and the heirs, predecessors, successors, and assigns of all of the foregoing, from any and all claims, actions, causes of action, or other liability, whether known or unknown, contingent or fixed, which can be released by law, arising out of or in any way related to the Executive’s employment, or the ending of Executive’s employment with the Company or the benefits thereunder, including, without limitation, any claims under this Agreement or other related instruments. The waiver and release shall be in a form satisfactory to the Company and shall be executed prior to the first payment of such benefits and is a condition to receipt of such benefits, except where prohibited by law.

11.13   Code Section 409A. Notwithstanding any other provision in this Agreement to the contrary, if and to the extent that Code Section 409A is deemed to apply to any benefit under this Agreement, it is the general intention of the Company that such benefits shall, to the extent practicable, comply with, or be exempt from, Code Section 409A, and this Agreement shall, to the extent practicable, be construed in accordance therewith. Deferrals of benefits distributable pursuant to this Agreement that are otherwise exempt from Code Section 409A in a manner that would cause Code Section 409A to apply shall not be permitted unless such deferrals are in compliance with or otherwise exempt from Code Section 409A. In the event that the Company (or a successor thereto) has any stock which is publicly traded on an established securities market or otherwise and the Executive is determined to be a “specified employee” (as defined under Code Section 409A), any payment of deferred compensation subject to Code Section 409A to be made to the Executive upon a separation from service may not be made before the date that is six months after the Executive’s separation from service (or death, if earlier). To the extent that the Executive becomes subject to the six-month delay rule, all payments of deferred compensation subject to Code Section 409A that would have been made to the Executive during the six months following his separation from service, if any, will be accumulated and paid to the Executive during the seventh month following his separation from service, and any remaining payments due will be made in their ordinary course as described in this Agreement. For the purposes herein, the phrase “termination of employment” or similar phrases will be interpreted in accordance with the term “separation from service” as defined under Code Section 409A if and to the extent required under Code Section 409A. Whenever payments under the Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Code Section 409A. Further, (i) in the event that Code Section 409A requires that any special terms, provisions, or conditions be included in this Agreement, then such terms, provisions, and conditions shall, to the extent practicable, be deemed to be made a part of this Agreement, and (ii) terms used in this Agreement shall be construed in accordance with Code Section 409A if and to the extent required. Further, in the event that this Agreement or any benefit thereunder shall be deemed not to comply with Code Section 409A, then neither the Company, the Board, the Compensation Committee, nor its or their designees or agents shall be liable to the Executive or other person for actions, decisions, or determinations made in good faith.

11.14   Expenses. Unless expressly set forth to the contrary elsewhere in this Agreement, the parties will pay all of their respective expenses incurred in connection with any legal proceeding concerning a dispute arising out of this Agreement.

[The next page is the signature page.]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:

AKOUSTIS TECHNOLOGIES, INC.

By: /s/ Jeffrey Shealy

Name: Jeffrey Shealy

Title: Chief Executive Officer

EXECUTIVE:

/s/ John T. Kurtzweil

Name: John T. Kurtzweil

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Schedule A

1.	Employment:

a.                   Title: Chief Financial Officer (CFO) and Chief Accounting Officer (CAO).

b.                   Executive Duties: During the term of this Agreement, Executive’s duties and responsibilities shall generally include all rights, duties and responsibilities customarily associated with the executive position of CFO. During the term of this Agreement, Executive shall report directly to the Chief Executive Officer. Executive shall have the following specific duties and obligations:

i.	Work with executive team members and other functional leaders to maximize share value through organic growth, acquisition and cost savings/cost containment;
ii.	Perform investor/banking relationship duties including presentation and discussion of operating results, budgets, forecasts, working capital metrics, etc.;
iii.	Work with executive team members to develop and implement sound financial, operating and internal control procedures;
iv.	Complete required SEC filings and accurate monthly/quarterly/annual financial statements in compliance with GAAP;
v.	Work closely with executive team members and other functional leadership to develop timely annual operating budgets, financial forecasts and cash flow projections;
vi.	Provide human resource leadership, including (a) development of policies and procedures as necessary, (b) work with functional leadership on hiring practices that result in talent acquisition and retention, (c) management of employee benefits, and (d) performance management, etc.;
vii.	Provide financial leadership on and sound preparation for all due diligence efforts; and
viii.	Lead investor relations activities, helping to raise capital and promote the Company’s interests at investor conferences.
2.	Base Salary: $151,000 per year, pro-rated for any partial year.
3.	Annual Bonus: The Executive shall have a target bonus equal to seventy percent

(70%) of Executive’s Base Salary paid in the fiscal year (the “Target Bonus”). The Board and/or Compensation Committee shall establish, prior to the start of each fiscal year, certain operation, financial and other milestones (“Milestones”) for the Company and will communicate these to the Executive. Annual Bonus entitlement vests and is fully payable if Executive is employed full-time by the Company in good standing on the last day of the applicable fiscal year, even if Executive is no longer employed at the time the Annual Bonus is scheduled to be paid. The Board and/or Compensation Committee may or may not determine that all or any portion of the Annual Bonus shall be earned upon the achievement of the Milestones established by the Board and/or Compensation Committee in consultation with the Executive and that all or any portion of any Annual Bonus shall be paid in cash or securities at the Board’s and/or Compensation Committee’s discretion.

A-1

4.	Restricted Stock Award to be Granted During the Next Open Trading Window: 100,000 shares of restricted stock under the 2016 Plan; vesting 25% on each of the first, second, third, and fourth anniversaries of the date of grants subject to the Executive’s full time employment from the grant date until each vesting date and to the terms and conditions of the 2016 Plan and applicable award agreements in form established by the Compensation Committee.
5.	Options to be Granted During the Next Open Trading Window: Options for 75,000 shares of common stock under the 2016 Plan, at an exercise price per share equal to the fair market value per share of common stock on the grant date; vesting 25% on each of the first, second, third, and fourth anniversaries of the date of grant subject to the Executive’s full time employment from the grant date until each vesting date and to the terms and conditions of the 2016 Plan and applicable award agreements in form established by the Compensation Committee.
6.	Allowance for Living Expenses: The Executive shall be reimbursed for up to $1,600 per month of living expenses, subject to the reimbursement requirements set forth in Section 5.3 hereof, with such reimbursements to be reported as income of the Executive.
7.	Paid Vacation: Three (3) weeks per year, pro-rated for any partial calendar year, timing to be approved by the CEO.
8.	Severance Period: 12 months.
9.	Executive Contact Information: John T. Kurtzweil, residence address of 2230 Wheeler Road, Raleigh NC 27607

A-2

Schedule B

Outside Affiliation Summary

1.	Axcelis Technologies Inc. - Board of Directors
2.	Kurtzweil Consulting, LLC – Single Member LLC

Neither of these outside affiliations are a competitor with the company.

B-1